EXH 10.10

                 AGREEMENT FOR PLANT DESIGN STUDY AND MARKETING


         This Agreement is made and entered into as of July 22, 2000, by and between RENTECH, INC., a corporation organized under the laws of the United States (Rentech), and COMART, a business entity organized under the laws of Italy (Comart).

         The circumstances leading to this Agreement are as follows:

         A. Rentech has developed a synthesis gas-to-liquids process incorporating Fischer-Tropsch technology with a slurry reaction bed and an iron-based catalyst known as the Rentech Gas-To-Liquids Technology (Rentech GTL Technology). The Rentech GTL Technology is useful for converting carbon-bearing gases into various liquid hydrocarbons such as synthetic diesel fuel, naphtha, waxes, and other liquid hydrocarbon products.

         B. Comart wishes to obtain certain rights to market the Rentech GTL Technology for use with natural gas feedstocks. Comart also wishes to engage Rentech to assist in the preparation of a basic design for a generic 1,000 barrel per day plant to use the Rentech GTL Technology to convert natural gas into liquid hydrocarbon products.

         Now, therefore, in consideration of the background circumstances and the following covenants, the parties agree as follows:

         1. Marketing Rights. Rentech grants Comart non-exclusive rights to market Rentech's licenses to use the Rentech GTL Technology anywhere in the world, except India, for plants using natural gas as feedstock that have a production capacity of up to 2,000 barrels per day of liquid hydrocarbons. Rentech also grants Comart the exclusive right to market Rentech's license to use the Rentech GTL Technology anywhere in the world except India for plants that may be constructed by ENI SpA and Edison SpA using only natural gas as feedstock. Comart shall have no authority, nor shall it represent that it has authority, to bind or commit Rentech to a license agreement or any other obligation or commitment with any party. Rentech retains and reserves all rights to determine the terms and provisions of its license agreements, catalyst supply contracts and all other agreements related to the use of the Rentech GTL Technology.

         2. Cooperation. If Comart obtains one or more customers that demonstrate bona fide interest to Rentech in using the Rentech GTL Technology, Comer and Rentech will jointly consider the opportunity. If Rentech decides to pursue the opportunity, Rentech will conduct its own negotiations, with the assistance of Comart, with the prospective customer. Rentech will negotiate in good faith with each Comart customer in an effort to reach agreement with the customer as to the terms of a license agreement and related agreements for use of the Rentech GTL Technology for each specific site proposed by the customer. If Rentech and the customer agree upon mutually acceptable terms, Rentech will provide a license to the customer, or where appropriate a license to Comart allowing Comart to grant a sub-license to the customer, for each specific site. To recognize the marketing costs associated with this Agreement, Rentech shall pay to Comart, as its sole compensation, 15% of any royalties Rentech actually receives under a license agreement from production of liquid hydrocarbons in plants originated by Comart.

         3. Technical Scope.

         3.1 Plant Design Study - Technical Support. Rentech will conduct engineering services for Comart to help to prepare the basic designs for a generic plant (one that is not intended for any specific site or natural gas feedstock) including process flow diagrams for a 1,000 barrel per day plant to use the Rentech GTL Technology to convert natural gas into liquid hydrocarbon products such as synthetic diesel fuel, naphtha and waxes. The design for the generic plant will emphasize efficiency of capital costs and operating costs, which will nevertheless depend in part upon the location for any plant, with a goal of obtaining the maximum ratio of performance to cost. If Comart requests, Rentech will also prepare alternate process flow diagrams to enable Comart to compare the capital and operating costs of the alternative configurations to use various natural gas feedstocks.

         3.2 Plant Design Study - Fees. For the engineering services to be carried out by Rentech in support of Comart, as described in paragraph 3.1, Rentech will invoice Comart monthly for materials and engineering services. Rentech's invoices will include a description and the actual cost of the materials used and the designation of level of experience of each engineer who provided services and the time spent by each on the plant design study. Comart agrees to pay for the cost of any travel or other out-of-pocket costs and for the cost of engineering services at the rates described in Appendix A.

         Comart agrees to pay Rentech's invoices for materials and engineering services within 30 days from the date of receipt of each invoice according to Comart's regular month-end payment schedule for its accounts payable. Interest shall accrue at the four percentage points over the official Euro LIBOR rate in effect at the time on sums not paid when due. Comart will pay Rentech's costs of collection for unpaid sums, including attorneys? fees and costs, and reasonable travel expenses. All payments to Rentech will be in U.S. dollars by wire transfer to its designated bank account. Upon default by Comart in timely payment or in any other obligation under this Agreement, Rentech may, in addition to any other remedies available to it at law or in equity, discontinue all its work under this Agreement and hold as its property all payments previously made by Comart as well as all work product of Rentech not already paid for by Comart.

         3.3 Fischer-Tropsch (FT) Synthesis Reactor Module. A Schedule A package for the FT Synthesis Reactor Module will be prepared by Rentech and its subcontractors in accordance with the scope of work set forth in Appendix B. The fixed cost for the Schedule A package, including deliverables and the payment terms, are set forth in Appendix B.

         3.4. Rentech will not start the work on the plant design study until it receives written notice to do so from Comart that includes the chemical composition of the proposed feedstock gas and the basis of the design selected by Comart, together with payment of the sum described in Appendix B.

         4. Waiver of License Fee. Comart understands and agrees that Rentech cannot license its technology in violation of any restrictions or prohibitions imposed by the laws of the United States. No license from Rentech is required for it to conduct the plant design study for Comart. Accordingly, Rentech waives its customary charge of a license fee for the purposes of this plant design study. Rentech will require that a license agreement providing for payment of license fees and royalties and other consideration to Rentech be entered into between it and anyone to whom the Rentech GTL Technology is licensed. In the event of a change in business approach to accomplish the purposes of this Agreement, Rentech and Comart will negotiate a new agreement to reflect the new approach.

         5. Use of the Plant Design Study. Comart will use the information provided by the plant design study to obtain capital cost estimates from contractors and suppliers of its choice for construction of a 1,000 barrel per day plant using the Rentech GTL Technology for conversion of natural gas to liquid hydrocarbons. Comart agrees to keep the capital cost estimates it obtains confidential and not to disclose them to anyone other than its potential customers. The parties agree that the engineering drawings and other depictions of the Fischer-Tropsch (FT) Synthesis Reactor Module that are proprietary, such as the internal designs, aspects, configurations, operating conditions and functions of the reactor module, and catalyst volume and separation of waxes from catalyst, will remain in Rentech's possession and will not be removed from the United States until a license agreement has been executed by Rentech.
Rentech and Comart will cooperate to enable Comart and its contractors and suppliers to examine and study these engineering drawings at Rentech's facilities in Denver, Colorado, provided that no copies or other duplications of them may be made.

         6. Export Licenses. Any and all obligations of Rentech under this Agreement to provide Comart with any technical services or information, for any purpose or pursuant to any other contract between them, are expressly conditioned upon Rentech obtaining any and all export and re-expert authorizations and licenses that may from time to time be required of it for such purposes under United States law. Rentech agrees to use its best efforts to obtain authorizations and licenses required of it, but its inability to obtain such authorizations and licenses shall not constitute a breach of this Agreement. If Rentech is unable to obtain such authorizations or licenses, Comart may, but is not required to, attempt to do so at its expense.

         7. Reservation of Rights by Rentech. Rentech reserves the right, by itself or with others, to develop, design, construct, license and sell all synthesis gas reactors for use of the Rentech GTL Technology and to prepare their designs and specifications, including without limitation, processes, plans, flow sheets, drawings related to the internal designs, aspects, configurations, operating conditions and functions of the reactors, catalyst volume and catalyst recovery. Rentech also reserves ownership of any and all rights to all proprietary information and other know-how, technology and trade secrets contained in the process flow diagrams, heat and mass balance diagrams, process plans, engineering designs and specifications, instrumentation drawings, computer software programs and source and object codes, construction and fabrication standards and specifications, operating standards and procedures provided by Rentech in the drawings for the plant design study or in the course of presenting the plant design study. Comart will own the plant design study drawings.

         8. Term. The term of this Agreement shall extent for two (2) years from the date stated in the introductory paragraph. The term shall be automatically renewed for additional successive periods of one (1) year each, unless either party gives the other written notice ninety(90) days before the end of the term then in effect that it does not wish to extend the term. The obligation to pay any fees or other sums of money for obligations entered into before expiration of hits Agreement will survive termination of this Agreement.

         9. Confidentiality.

         9.1 Information That Is Confidential; Obligation of Confidentiality. Comart agrees that the terms of this Agreement are to be strictly confidential except to the extent required to be disclosed by law. In addition to the provisions of any separate, additional agreements of confidentiality between them, Comart agrees that all information that it receives from Rentech relating to the Rentech GTL Technology; (i) the results of the plant design study, all aspects of the design and operating process of synthesis gas reactor modules;
(ii) formulas for the use and induction of Rentech's catalyst; (iii) the designs, plans and prospects of Rentech for development of plants using the
Rentech  GTL  Technology,  and  (iv)  all  other  know-how,  trade  secrets  and proprietary information of Rentech including processes, formulas, software programs and source and object code, improvements, inventions, techniques, induction procedures, designs and plans for Rentech plants, forecasts, new products, customer lists, information regarding prospective financing sources, feedstocks, competitors, fee and royalty amounts charged by Rentech, and (v) non-published financial information relating to Rentech (Confidential Information) shall be considered confidential, except as specified in the next section of this Agreement. In addition, all information described as confidential in other written confidentiality agreements executed by the parties shall be considered confidential, except as specified in the next section of this Agreement. Comart agrees that it shall neither use such information, except pursuant to and in accordance with the terms and conditions of this Agreement, nor disclose such information to anyone except to its employees and agents that Comart determines need to know in connection with the development, financing, construction or operation of any plant licensed by Rentech to use the Rentech GTL technology and whose knowledge of such information is necessary to effect the purposes of this Agreement. Comart may only disclose Confidential Information to such person if (i) such person has executed a confidentiality agreement maintained by Comart in substantially the form of these provisions on confidentiality, or (ii) Comart has taken other reasonable steps to ensure that such person will maintain the confidentiality of the Confidential Information during the term of this Agreement, and for the additional period after termination or expiration of this Agreement until such time as the information ceases being Confidential Information pursuant to the provisions of the next section. Comart shall maintain the confidentiality of the Confidential Information during the continuance of this Agreement and thereafter until the information ceases being confidential pursuant to the provisions of the next section.

         9.2 Exception to Confidentiality. It is agreed, as an exception to the foregoing obligations of confidentiality, that information received by Comart from Rentech as a result of this Agreement shall not be considered confidential, and Comart shall not be limited in disclosing the same, if and to the extent that the information, as shown by competent evidence, (i) is or becomes, through no fault of the party obligated to maintain confidentiality, in the public domain; (ii) is lawfully obtained by Comart from a source other than Rentech or its agents; (iii) was already known by Comart at the time of its receipt, as shown by reasonable proof filed with Rentech within a reasonable time after its receipt; or (iv) required to be disclosed by law or order of any court or governmental authority having jurisdiction. Disclosures that are specific, including but not limited to operating conditions such as pressures, temperatures, formulas, procedures and other like standards and conditions, shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures available to the general public or in Comart's possession. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because the individual features are available to the general public or in Comart's possession unless the combination itself and its principle of operation are available to the general public.

         9.3 Published Disclosure. It is agreed that the disclosure of certain information by Rentech in a publication, such as in letters patent or by otherwise placing it in the public domain, will not free Comart from its obligation to maintain in confidence any information not specifically disclosed in or fairly ascertainable from the publication or other disclosure, such as, for example, the fact that information in the publication or any portion of it is or is not used by either party. Comart shall have the right to publish information or articles pertaining to the Rentech GTL Technology, and its liquid hydrocarbon products only if such information is not confidential, and, with respect to Confidential Information, only upon prior written approval by Rentech, which Rentech may withhold in its absolute discretion.

         9.4 Non-Use after Termination. Comart shall not use the Confidential Information after termination or expiration of this Agreement unless and until such time as the information ceases being Confidential Information pursuant to the provisions of this section.

         10. Consequential Damages. In no event shall either Comart or Rentech be liable to the other, whether arising under contract, tort (including negligence), or otherwise, for loss of anticipated profits or revenue, or opportunities if the design prepared for Comart is not used in any plant constructed to use the Rentech GTL Technology. Comart assumes the risk that it may not be able to find customers who can obtain a license from Rentech, for legal reasons or otherwise. Comart will in any event pay the sums due to Rentech for the plant design study. Rentech makes no warranties, express or implied, with respect to use of the Rentech GTL Technology.

         11. Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the state of Colorado, United States of America, (without regard to conflicts of law). All suits, actions or proceedings arising out of or related to this agreement (related proceedings) shall be brought in a court of competent jurisdiction located in Denver County, Colorado, each of which courts shall be an appropriate forum for all such related proceedings. Each party hereby waives any objection which it ay now or hereafter have to the jurisdiction of any such court over, or the laying of venue in any such court or any such related proceeding.

         12. Compliance. Comart and Rentech agree to strictly comply with all applicable laws, regulations and orders of the United States. Each party acknowledges and agrees that certain laws of the United States, including the foreign Corrupt Practices Act, (15 U.S.C. Sections 78dd-1 et seq.), prohibits any person subject to the jurisdiction of the United States from making any payment of money or anything of value, directly or indirectly, to any foreign government official, foreign political party, or candidate for foreign political office for the purpose of obtaining or retraining business. Each party represents and warrants that, in the performance of its obligations under this Agreement, it has not made, and will not make, any such proscribed payment. Each party shall indemnify and hold the other party and its affiliates, officers, directors, agents and employees harmless against any and all claims, losses and liabilities attributable to any breach of this provision.

         13. Invalidity of Provision. If any of the provisions of this Agreement shall be held by a court or administrative agency of competent jurisdiction to contravene the laws of any country, it is agreed that such invalidity or illegality should not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the provision or provisions held to be invalid or illegal in the particular jurisdiction concerned, and insofar as such construction does not affect the substance of this Agreement and the rights and obligations of the parties hereto, it shall be construed and enforced accordingly. In the event, however, that such invalidity or illegality shall substantially alter the relationship between the parties hereto, affecting adversely the interest of either party, then the parties hereto shall negotiate a mutually acceptable alternative provision not conflicting with such laws.

         14.   Notices.   Any  notice,   payment,   request,   demand  or  other
communication hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, upon personal delivery to the party to be notified; or (ii) one business day after sent by facsimile transmission with confirmation by the sending party's facsimile machine that the message was received by the party to be notified, or (iii) seven business days after sent by airmail, registered or certified mail, postage paid, to the party to be notified, at the address set forth below:

  Rentech, Inc.:                COMART:
  Dennis L. Yakobson, President      Massimillano Guglielminetti, Vice
                                     President
  Rentech, Inc.                 Comart
  1331 17th St., Suite 720      Via Raffaello Sanzio 2d
  Denver, Colorado 80202             21013 Gallarate (VA) - Italy

Either party may change its address, facsimile number or representative to be notified by written notice to the other party.

         15. Assignment. Neither party shall transfer or assign any of its rights, liabilities, or obligations under this Agreement without the express written consent of the other party, other than to one of its subsidiary or affiliated companies; provided, however, that the assigning party shall not be relieved of any of its obligations under this Agreement. This Agreement is binding upon the successors and permitted assigns of the parties.

         16. Expenses. Except as may be otherwise agreed to in writing each party shall be responsible for and bear its own costs and expenses incurred in connection with the performance of its obligations under this Agreement.

         17. Miscellaneous. This Agreement contains every obligation and understanding between the Parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, except for the Pre-Bid Agreement between them dated May 24, 2000. Neither of the parties shall be bound by any conditions, definitions, understandings, warranties or representations relating to the subject matter hereof other than as expressly provided for or referred to in this Agreement. This Agreement can be amended only by written instrument properly executed by the parties; any purported amendment not in writing and properly executed shall be null and void and of no effect.

         18. Counterparts. This Agreement may be executed in several counterparts, and all copies so executed shall constitute but one and the same agreement, which shall be binding on all the parties hereto notwithstanding that less than all of the parties may have signed the original or the same counterpart.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date herein above first stated.

RENTECH, INC.                 COMART

By:  /s/ Dennis L. Yakobson            By: /s/ Massimillano Guglielminetti
---------------------------            -----------------------------------
Name:  Dennis L. Yakobson              Name:  Massimillano Guglielminetti
Its: President                         Its: Vice President





APPENDIX A

Charges for Engineering Services


Designation of Engineer or Technician        Hourly Rate

Senior Scientist                             $293/hour
Senior Engineer                              $250/hour
Engineer                                     $152/hour

Rentech estimates that the cost of these engineering services will not exceed US $50,000.



APPENDIX B

SCHEDULE A

         The following outline describes the information to be provided. The fixed cost of Rentech, Inc. for the following Schedule A package is US $250,000. One-half of the payment (US $125,000) is due at the start of this task and one-half (US $125,000) upon submittal of the Schedule A package to Comart or other payment terms as may be negotiated between the parties.